Exhibit 99.11

Updated statement of the Board of Directors of Caverion Corporation regarding the recommended voluntary public tender offer by North Holdings 3 Caverion Corporation Tender Offer 9 February 2023 at 5.00 p.m. EET Updated statement of the Board of Directors of Caverion Corporation regarding the recommended voluntary public tender offer by North Holdings 3 NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY,IN OR INTO AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA OR IN ANY OTHER JURISDICTION IN WHICH THE TENDER OFFER WOULD BE PROHIBITED BY APPLICABLE LAW. North Holdings 3 Oy (the “Offeror”) and Caverion Corporation (“Caverion” or the “Company”) announced on November 3, 2022 that they have entered into a combination agreement (the “Combination Agreement”), pursuant to which the Offeror has made a recommended voluntary public cash tender offer to acquire all of the issued and outstanding shares in Caverion (the “Initial Tender Offer”) that are not held by Caverion or any of its subsidiaries (the “Shares”). Crayfish Bidco Oy (“Crayfish”) announced on January 10, 2023 a voluntary public cash tender offer for all the Shares in Caverion, where Crayfish announced that it will offer to acquire all the issued and outstanding Shares in Caverion that are not held by Caverion or any of its subsidiaries with a cash consideration of EUR 8.00 for each Share validly tendered in the tender offer added with an interest of 3.00 percent per annum (the “Interest Component”), which will accrue, if Crayfish has not declared the tender offer unconditional by 4:00 p.m. EEST on 30 June 2023 (the “Competing Offer”). As a result of the Competing Offer, the Offeror approached the Company’s Board of Directors (the “Board of Directors”) with a proposal to improve the Initial Tender Offer by, among other things, increasing the immediate cash consideration for each Share to EUR 8.00 (the “Improved Cash Price”), while also offering the shareholders of Caverion the possibility to choose instead of the immediate cash consideration a fixed cash payment of EUR 8.50 for each Share payable in nine (9) months from the date of the first completion trades in the Tender Offer (the “Alternative Consideration”) implemented through the issuance of a debt instrument with the nominal principal amount of EUR 8.50 (the “Alternative Consideration Instrument”) as well as lowering the minimum acceptance threshold of the Tender Offer from more than 90 percent to more than 66 2/3 percent of all Shares (the “Improved Tender Offer”) (the Initial Tender Offer and Improved Tender Offer together the “Tender Offer”). The Offeror and Caverion announced on January 24, 2023 that they have due to the Improved Tender Offer entered into an amendment to the Combination Agreement (the “Amendment Agreement”) reflecting the changes to the Tender Offer. With the agreed changes the Improved Cash Price offered in the Tender Offer is equal to the EUR 8.00 cash consideration per Share offered in the Competing Offer (as calculated without the Interest Component included in the Competing Offer). The Alternative Consideration represents a premium of 6.25 percent compared to the cash consideration of EUR 8.00 offered in the Competing Offer (as calculated without the Interest Component included in the Competing Offer). The minimum acceptance threshold of more than 66 2/3 percent of all Shares in the Tender Offer is lower than the minimum acceptance threshold of more than 90 percent of all Shares in the Competing Offer and therefore provides increased deal certainty compared to the Competing Offer.As announced on January 26, 2023, by Caverion and the Offeror, the Offeror has received all necessary regulatory approvals required for the completion of the Tender Offer, whereas in comparison the Competing Offer is still conditional upon receipt of multiple regulatory approvals, including but not limited to approvals required under applicable foreign direct investment laws and merger control clearances required under applicable competition laws or other laws in any jurisdiction for the completion of the Competing Offer. The Offeror currently estimates that the completion trades in the Tender Offer, and the payment of the Improved Cash Price for the shareholders who elect this option, would take place in the second half of March, 2023 and that the cash redemption of the Alternative Consideration Instruments would take place in the second half of December, 2023. The Board of Directors, pursuant to what is provided herein, unanimously recommends that the shareholders of the Company accept the Tender Offer, and has decided to issue the statement below regarding the Tender Offer as required by Chapter 11, Section 13 of the Finnish Securities Markets Act (756/2012, as amended). In its assessment and recommendation the Board of Directors has taken into consideration (i) the Competing Offer, including the offer price that Crayfish announced on January 10, 2023, as well as the stock exchange releases published by Crayfish on January 25, 2023 and January 30, 2023, pursuant to which Crayfish evaluates the Improved Tender Offer made by the Offeror and continues to evaluate its alternatives as well as informed changing the timetable for the Competing Offer and (ii) the opportunities for, among other matters, Caverion to develop its business as an independent company for the benefit of Caverion and its shareholders. Improved Tender Offer in Brief The Offeror, a private limited liability company incorporated and existing under the laws of Finland, that will be indirectly owned by a consortium led by North (BC) Lux Holdco SARL (“Bain Luxco”) (a vehicle owned and controlled by funds managed or advised by Bain Capital Private Equity (Europe), LLP,and/or its affiliates (together “Bain Capital” and such funds being the “Bain Capital Funds”)) and further including Security Trading Oy (“Security Trading”), Fennogens Investments S.A. (“Fennogens”) and Corbis S.A. (“Corbis”) (together the “Consortium”) and Caverion, have on November 3, 2022 entered int a Combination Agreement, which has, as announced, been amended with an Amendment Agreement entered into on January 24, 2023. In addition, (i) certain funds managed by affiliates of The Goldman Sachs Group, Inc. and (ii) certain affiliates of The Goldman Sachs Group, Inc. (“Goldman Sachs Asset Management”) are providing subordinated debt financing in connection with the Tender Offer to the indirect parent of the Offeror, North Holdings 1 Oy. In connection with the subordinated debt financing arrangement, Goldman Sachs Asset Management may also make an equity co-investment alongside the Consortium members in North Lux Topco SARL. As at the date of this statement, Caverion has 138,920,092 issued shares, of which 136,472,645 are outstanding Shares and 2,447,447 are held in treasury.As at the date of this statement, Security Trading together with Antti Herlin directly and indirectly holds 21,054,392 Shares, representing approximately 15.43 percent of all outstanding Shares and votes in Caverion, Fennogens directly holds 14,169,850 Shares, representing approximately 10.38 percent of all outstanding Shares and votes in Caverion and Corbis directly holds 1,739,412 Shares, representing approximately 1.27 percent of all outstanding Shares and votes in Caverion. As at the date of this statement, neither the Offeror nor Bain Luxco hold any Shares. The Offeror, Bain Luxco and Goldman Sachs Asset Management, each respectively, have reserved the right to acquire Shares before, during and/or after the offer period (including any extension thereof and any subsequent offer period) in public trading on Nasdaq Helsinki or otherwise. The Tender Offer has been made in accordance with the terms and conditions included in the tender offer document approved by the Finnish Financial Supervisory Authority published by the Offeror on November 24, 2022 (the “Tender Offer Document”). The offeror has supplemented the Tender Offer Document with amendments to the terms and conditions of the Tender Offer on January 13, 2022 and will further supplement the Tender Offer Document with detailed information on the terms and conditions of the Improved Tender Offer, including the Alternative Consideration Instruments, as well as additional information on the Offeror, and will publish the supplement to the Tender Offer Document (the “Supplement”) once it has been approved by the Finnish Financial Supervisory Authority. The Offeror is currently expecting that the Supplement to the Tender Offer Document will be published in early February, 2023. The Offer Price The Improved Tender Offer allows the shareholders of Caverion to choose either (i) the Alternative Consideration, which is based on a debt instrument entitling to a fixed cash payment of EUR 8.50 for each Share in nine (9) months from the date of the first completion trades in the Improved Tender Offer, or (ii) an immediate Improved Cash Price of EUR 8.00 upon completion of the Improved Tender Offer for each Share validly tendered in the Tender Offer (the Improved Cash Price and the Alternative Consideration jointly, the “Offer Price”), subject to any adjustments as set out below. The shareholders holding Shares on the Finnish equity savings accounts have the possibility to elect a deferred payment right of EUR 8.50 per Share to be paid in cash nine (9) months from the date of the first completion trades in the Tender Offer (the “Deferred Payment Right”). The Deferred Payment Rights are non-transferable rights to payment from the Offeror, and to demonstrate these in the book-entry system, the book-entries named as other rights will be recorded to a shareholder’s equity savings account. A shareholder may only choose to receive either the Alternative Consideration or the Improved Cash Price for all Shares held on the same book-entry account, and, consequently, shareholders may only tender for mixed consideration if Shares are held on separate book-entry accounts. The shareholders may choose the Alternative Consideration only after the Supplement with detailed information on the terms and conditions of the Improved Tender Offer, including the Alternative Consideration Instruments, as well as additional information on the Offeror, has been published. The Alternative Consideration will be implemented by the Offeror by issuing Alternative Consideration Instruments with the nominal principal amount of EUR 8.50, which will be redeemed at their full nominal amount upon their maturity nine (9) months from their issuance. Shareholders choosing the Alternative Consideration will be issued one Alternative Consideration Instrument for each Share tendered in the Tender Offer in connection with the completion trades of the Tender Offer. The equity commitments given to the Offeror by Bain Capital Funds and the members of the Consortium to finance the Tender Offer have been amended to include financing also of the Alternative Consideration Instruments, so that their cash redemption by the Offeror will be backed by the funding commitments from the Consortium in the same way as funding for the Improved Cash Price. The Alternative Consideration Instruments will be issued on the date of the completion trades of the Tender Offer and they will mature nine (9) months from their issue date. The Alternative Consideration Instruments will be redeemed at their full nominal amount of EUR 8.50 on the date of maturity. The Improved Cash Price is equal to the cash consideration of EUR 8.00 per Share offered in the Competing Offer (as calculated without the Interest Component included in the Competing Offer). The Improved Cash Price represents a premium of approximately: • 70.58 percent compared to the closing price of EUR 4.69 of the Share on Nasdaq Helsinki on November 2, 2022, the last trading day immediately preceding the announcement of the Tender Offer, • 69.85 percent compared to the volume-weighted average price of EUR 4.71 of the Share on Nasdaq Helsinki during the three-month period prior to and up to November 2, 2022; and • 71.31 percent compared to the volume-weighted average price of EUR 4.67 of the Share on Nasdaq Helsinki during the six-month period prior to and up to November 2, 2022. The Alternative Consideration represents a premium of 6.25 percent compared to the cash consideration of EUR 8.00 per Share offered in the Competing Offer (as calculated without the Interest Component included in the Competing Offer). The Alternative Consideration represents a premium of approximately: • 81.24 percent compared to the closing price of EUR 4.69 of the Share on Nasdaq Helsinki on November 2, 2022, the last trading day immediately preceding the announcement of the Tender Offer, • 80.47 percent compared to the volume-weighted average price of EUR 4.71 of the Share on Nasdaq Helsinki during the three-month period prior to and up to November 2, 2022; and • 82.01 percent compared to the volume-weighted average price of EUR 4.67 of the Share on Nasdaq Helsinki during the six-month period prior to and up to November 2, 2022 Each of Security Trading, Fennogens and Corbis as well as Antti Herlin, Hisra Consulting and Finance Oy and Autumn Spirit Oü, which are either members of the Consortium or related parties to the Consortium members, have agreed to waive part of the EUR 1.00 increase to the Offer Price and to sell all their Shares to the Offeror for a cash consideration of EUR 7.50 per Share in, or in connection with the completion of, the Improved Tender Offer. The Improved Cash Price and the Alternative Consideration have been determined based on 136,472,645 issued and outstanding Shares. Should the Company increase the number of Shares that are issued and outstanding on the date hereof as a result of a new share issue, reclassification, stock split (including a reverse split) or any other similar transaction with dilutive effect, or should the Company distribute a dividend or otherwise distribute funds or any other assets to its shareholders, or if a record date with respect to any of the foregoing occurs prior to any of the settlements of the completion trades (whether after the expiry of the offer period or any subsequent offer period), resulting in the distribution of funds not being payable to the Offeror, the Improved Cash Price and the Alternative Consideration

payable by the Offeror shall be reduced accordingly on a euro-for-euro basis. However, each of the Alternative Consideration Instruments or Deferred Payment Rights are not subject to any adjustments after such an Alternative Consideration Instrument has been delivered or a Deferred Payment Right has been recorded to the shareholder but, instead, the adjustments will occur only if the distribution of funds or other corporate event entitling to the adjustment or if a record date with respect to any of the foregoing occurs prior to the settlement of relevant completion trades of the Tender Offer. Support by certain shareholders Elo Mutual Pension Insurance Company, Ilmarinen Mutual Pension Insurance Company, Mandatum Life Insurance Company Limited and Varma Mutual Pension Insurance Company, together representing approximately 15.4 percent of all Shares and votes in Caverion, as well as Antti Herlin, Hisra Consulting and Finance Oy and Autumn Spirit Oü, which are not part of the Consortium but are related parties to the Consortium members and together represent approximately 0.5 percent of all Shares and votes in Caverion, have renewed their irrevocable undertakings to accept the Improved Tender Offer, and Veritas Pension Insurance Company Ltd., which holds approximately 0.6 percent of all Shares and votes in Caverion, has given an irrevocable undertaking to accept the Tender Offer. These irrevocable undertakings may be terminated only in the event that the Offeror withdraws or does not complete the Tender Offer, or in the event that a competing offer is announced by a third party with a consideration of at least EUR 8.95 per Share and the Offeror does not match or exceed the consideration offered in such competing offer within a certain period of time. Together with the Shares directly held by the Consortium members, the irrevocable undertakings represent approximately 43.0 percent of all the Shares and votes in Caverion in aggregate. The Offer Period The offer period for the Tender Offer (the “Offer Period”) commenced on November 24, 2022 and will expire on February 28, 2023. The Offeror has reserved the right to extend the Offer Period in accordance with applicable laws and regulations. The Offeror currently estimates that the completion trades in the Tender Offer, and the payment of the Improved Cash Price for the shareholders who elect this option, would take place in the second half of March, 2023 and that the cash redemption of the Alternative Consideration Instruments would take place in the second half of December, 2023. Until the supplement to the Tender Offer Document has been published, shareholders of Caverion tendering their Shares to the Tender Offer may only choose the cash consideration. Shareholders will be able to choose the Alternative Consideration when tendering into the Improved Tender Offer only after the Supplement to the Tender Offer Document has been published. In connection with the publication of the supplement to the Tender Offer Document, the Offeror will also publish instructions to shareholders who wish to choose the Alternative Consideration instead of the Improved Cash Price. Each shareholder of Caverion who has already accepted the Tender Offer or accepts the Tender Offer before the Supplement regarding the Improved Tender Offer is published will, after such Supplement is published, be deemed to have accepted the Tender Offer with the Improved Cash Price. Therefore, a shareholder of Caverion who has already tendered his/her Shares in the Tender Offer or tenders before such Supplement is made public, and who wishes to receive the Improved Cash Price, does not have to re‑tender his/her Shares or take any other action as a result of the Improved Tender Offer before or after the publication of the Supplement regarding the Improved Tender Offer. All such shareholders will then receive the Improved Cash Price, if the Tender Offer will be completed. Shareholders of Caverion who have already tendered their Shares in the Tender Offer, and who wish to choose the Alternative Consideration instead of the Improved Cash Price are given an opportunity to withdraw their previous acceptance and to submit the new acceptance form for the Alternative Consideration after the Supplement regarding the Improved Tender Offer is published. The target is to give shareholders an opportunity to withdraw their previous acceptance without additional fees, in case such withdrawal is made after the Supplement regarding the Improved Tender Offer is published. Conditions to Completion of the Tender Offer The completion of the Tender Offer is subject to the satisfaction or waiver by the Offeror of certain customary conditions on or prior to the Offeror’s announcement of the final results of the Tender Offer including, among other things, that the Tender Offer has been validly accepted with respect to the Shares representing, together with any other Shares otherwise acquired by the Offeror prior to or during the Offer Period, more than 66 2/3 percent of the Shares and votes in the Company calculated in accordance with Chapter 18 Section 1 of the Finnish Limited Liability Companies Act (624/2006, as amended, the “Finnish Companies Act”).

Financing The Offeror has received equity commitments, as evidenced in equity commitment letters addressed to the Offeror, the indirect parent of the Offeror, North Holdings 1 Oy has received debt commitments (as supplemented by supplemental deeds dated January 10, 2023 and January 20, 2023, respectively) and the Offeror has received debt commitments (and interim debt commitments) as evidenced in debt commitment letters addressed to the Offeror, in each case, to finance the Tender Offer at completion and compulsory redemption proceedings, if any. In connection with the Improved Tender Offer the equity commitments given to the Offeror by Bain Capital Funds and the members of the Consortium to finance the Tender Offer have been amended with the consent of the Company to include also financing for the redemption of the Alternative Consideration Instruments by the Offeror when they fall due. The Offeror’s obligation to complete the Tender Offer is not conditional upon availability of financing. The debt financing has been committed on a customary European “certain funds” basis and thus its availability is subject to only limited conditions. The Offeror was incorporated for the purpose of implementing the Tender Offer. The completion of the Tender Offer or offering of Alternative Consideration Instruments as alternative consideration in the Improved Tender Offer is not in itself expected to have any significant effect on the business operations, profit and financial position of the Offeror. Combination Agreement The Combination Agreement (as amended with the Amendment Agreement) includes customary provisions whereby the Board of Directors retains the right to withdraw, modify, cancel or amend and take actions contradictory to its recommendation to shareholders to accept the Tender Offer in order to fulfil the board’s fiduciary duties in case of a competing proposal, which the Board of Directors has determined in good faith to constitute a superior offer (including from financial and deliverability points of view to the Offeror’s Tender Offer), provided that the Board of Directors has (i) complied with its obligations in the Combination Agreement (as amended with the Amendment Agreement) to not solicitate competing transactions, (ii) notified the Offeror of the Company’s receipt of the competing offer or competing proposal, (iii) in good faith provided the Offeror with an opportunity to negotiate with the Board of Directors about matters arising from the competing offer or competing proposal, and (iv) given the Offeror at least eight (8) business days from the date of publishing the competing offer or from the date of the Offeror having been informed in writing of a serious competing proposal and its material terms to enhance its Tender Offer as contemplated by the Combination Agreement (as amended with the Amendment Agreement). Background for the Statement Pursuant to the Finnish Securities Markets Act and the Helsinki Takeover Code issued by the Finnish Securities Market Association (the “Helsinki Takeover Code”), the Board of Directors must issue a public statement regarding the Tender Offer and supplement it in case of a competing tender offer. The statement must include a well-founded assessment of the Tender Offer from the perspective of Caverion and its shareholders as well as of the strategic plans presented by the Offeror in the Tender Offer Document and their likely effects on the operations of, and employment at, Caverion. For the purposes of issuing this statement, the Offeror has submitted to the Board of Directors the Finnish language Tender Offer Document, which has been supplemented on January 13, 2023 and a draft of the Finnish language supplement in the form in which the Offeror has filed it with the Finnish Financial Supervisory Authority for approval on February 3, 2023 (the “Draft Supplement”). In preparing its statement, the Board of Directors has relied on information provided in the Tender Offer Document and the Draft Supplement by the Offeror and certain other information provided by the Offeror and has not independently verified this information. Accordingly, the Board of Directors’ assessment of the consequences of the Tender Offer on Caverion’s business and employees should be treated with caution. Assessment Regarding Strategic Plans Presented by the Offeror and Their Likely Effects on the Operations of, and Employment at, Caverion Information Given by the Offeror

The Board of Directors has assessed the Offeror’s strategic plans based on the statements made in the Offeror’s announcements regarding the Tender Offer published on November 3, 2022 and January 24, 2023 (“Announcements”) and in the Tender Offer Document. According to the statements provided in the Announcements, the Consortium is fully committed to supporting the long-term development of Caverion. Security Trading, Fennogens Investments and Corbis in turn as committed and active long-term core shareholders of Caverion are dedicated to developing and growing Caverion as a standalone company and to ensure its competitiveness in the long run. As provided by the Consortium, the Consortium recognizes that Caverion has been recently undertaking a major effort to enhance its operations and narrow the gap vis-à-vis some of its competitors in terms of operating and financial performance. Although such efforts have yielded some positive results, the deteriorating macro and market conditions are estimated to make it more challenging to continue the repositioning. The Consortium believes that to lock-in the improvements to date and to ensure future development, a step change in Caverion’s ongoing transformation is needed. The Consortium believes that under private ownership, Caverion will be best placed to accelerate and deliver on the strategic initiatives needed for sustainably improving its long-run performance. To this aim, the Consortium intends to invest significant time and capital resources to support Caverion’s long-term development. Under private ownership, Caverion is expected to pursue an ambitious investment program in organic initiatives as well as acquisitions of synergistic businesses and other consolidation opportunities, notwithstanding a period of heightened economic and geo-political uncertainty. The Consortium believes that Caverion, in a private setting, will more effectively manage all above mentioned initiatives as well as cur-rent market challenges, as its management can devote its full attention to the business without the constraints imposed by the quarterly earnings cycle and the public market. The Consortium is well-positioned to support the transformation of Caverion due to Bain Capital’s considerable experience in the industry, including as a former investor in Bravida, and distinctive approach to investments, working alongside management in the pursuit of long-term strategic goals. With Bain Capital, Caverion will have a reference shareholder that can combine a long-term perspective with industrial expertise, and that has a strong track record of successfully developing companies through a period of private ownership. Caverion long-term main shareholders’ prominent participation in the Consortium will ensure continuity with Company’s culture and history. Together, this unique group of investors, in good co-operation with Caverion’s employees, will bring along to Caverion the appropriate long-term investment horizon, industrial expertise and financial resources. The completion of the Tender Offer is not expected to have any immediate material effects on the operations, or the position of the management or employees, of Caverion. However, as is customary, the Offeror intends to change the composition of the Board of Directors of Caverion after the completion of the Tender Offer. Board Assessment The Board of Directors repeats its earlier assessment regarding the Offeror’s strategic plans. The Board of Directors believes that the Consortium is well-positioned to support the transformation of Caverion thanks to Bain Capital’s considerable experience in the industry and distinctive approach to investments, working alongside management in the pursuit of long-term strategic goals. The Board of Directors believes that the prominent participation of the Company’s long-term main shareholders in the Consortium will also ensure continuity with the Company’s culture and history. Consequently, the Board of Directors believes that together this unique group of investors is best equipped with relevant industrial expertise and adequate capital resources to support the transformation of the Company. The Board of Directors considers that the information on the Offeror’s strategic plans concerning Caverion included in the Announcements and the Tender Offer Document is of a general nature. However, based on the information presented to Caverion and the Board of Directors, the Board of Directors believes that the completion of the Tender Offer is not expected to have any immediate material effects on Caverion’s operations or the position of the employees of Caverion. On the date of this statement, the Board of Directors has not received from Caverion’s employees any formal statements as to the effects of the Tender Offer to the employment at Caverion. Assessment Regarding Financing Presented by the Offeror Information Given by the Offeror on the Financing

The Board of Directors has assessed the Offeror’s financing mainly on the basis of information presented in the Tender Offer Document, the Draft Supplement and the Announcements. Furthermore, the Company’s legal adviser Castrén & Snellman Attorneys Ltd has reviewed the Offeror’s principal financing documents. Pursuant to the Tender Offer Document, the Draft Supplement and the Announcements the Offeror has received equity commitments, as evidenced in equity commitment letters addressed to the Offeror (including the amendments made on January 24, 2023 with the consent of the Company), the indirect parent of the Offeror, North Holdings 1 Oy has received debt commitments (as supplemented by supplemental deeds dated January 10, 2023 and January 20, 2023, respectively) and the Offeror has received debt commitments (and interim debt commitments) as evidenced in debt commitment letters addressed to the Offeror, in each case, to finance the Tender Offer at completion and compulsory redemption proceedings, if any. The Offeror's obligation to complete the Tender Offer is not conditional upon availability of financing. The debt financing has been committed on a customary European “certain funds” basis and thus its availability is subject to only limited conditions. The completion of the Tender Offer or offering of Alternative Consideration Instruments as alternative consideration in the Improved Tender Offer is not in itself expected to have any significant effect on the business operations, profit and financial position of the Offeror. The Offeror’s Representations and Warranties in the Combination Agreement In the Combination Agreement (as amended with the Amendment Agreement), the Offeror represents and warrants to Caverion that the Offeror has access to capital in a sufficient amount, as evidenced in, together, (i) the equity commitment letters and (ii) the debt commitment letters, in each case, delivered to the Company prior to the execution of the Combination Agreement (as amended with the Amendment Agreement), to finance (in part) the payment of the aggregate Offer Price for all of the Shares in connection with the Tender Offer and in connection with the subsequent compulsory redemption proceedings thereafter and (with respect to the equity commitment letters) the possible payment of the termination fee by the Offeror. The Offeror’s obligation to complete the Tender Offer is not conditional upon availability of financing (assuming that all the conditions for the completion of the Tender Offer are otherwise satisfied (or waived by the Offeror)). Board Assessment Based on the information made available by the Offeror to the Company, the Board of Directors believes that the Offeror has secured necessary and adequate financing in sufficient amounts in the form of cash available under the equity and debt commitment letters in order to finance the Improved Cash Price and the Alternative Consideration pursuant to the Tender Offer, the payment of the termination fee, if any, and compulsory redemption proceedings, if any, in accordance with the requirement set out in Chapter 11, Section 9 of the Finnish Securities Markets Act. Assessment of the Tender Offer from the Perspective of Caverion and its Shareholders When evaluating the Tender Offer, analysing alternative opportunities available to Caverion and concluding on its statement, the Board of Directors has considered several factors, including, but not limited to, Caverion’s recent financial performance, current position and future prospects, the historical performance of the trading price of Caverion’s share, and the conditions for the Offeror to complete the Tender Offer. Following the receipt of non-binding indicative proposal from Crayfish on November 10, 2022, and after the announcement of a binding Competing Offer by Crayfish on January 10, 2023, the Board of Directors has carefully assessed and, in consultation with its advisors, carefully compared the Offer and the Competing Offer. In its assessment, in addition to the significantly increased Offer Price and other terms and conditions of the Tender Offer, the Board of Directors has taken into consideration factors such as deal certainty for the Company and its shareholders, anticipated timeline to closing, including the fact that the Offeror has received all necessary regulatory approvals, as well as potential disruptions caused by the transaction processes for the Company and its employees and other stakeholders. Based on analyses prepared by the Company’s advisors, the completion of the Competing Offer would be subject to a more lengthy and complex merger clearance process, which would likely result in structural remedies being required as a condition to completion of the Competing Offer, and the anticipated timeline to closing would be significantly longer compared to the Tender Offer. In addition, the Board of Directors has considered that the lower condition for acceptance threshold of 66 2/3 percent in the Tender Offer also provides more deal certainty in comparison to the Competing Offer.

The Board of Directors’ assessment of continuing the business operations of Caverion as an independent company has been based on reasonable future-oriented estimates, which include various uncertainties, whereas the Improved Cash Price and the Alternative Consideration and the premium included therein are not subject to any uncertainty other than the fulfilment of the conditions to completion of the Tender Offer. However, the Alternative Consideration includes to some extent more uncertainty than the Improved Cash Price, as the redemption of the Alternative Consideration Instruments will take place only after nine (9) months from their issue date, and consequently shareholders of Caverion are exposed to some risks in respect of the Offeror’s ability to meet its payment obligations under the Alternative Consideration. The Supplement of the Tender Offer Document will include more detailed information of the Tender Offer and the Alternative Consideration, including the risks involved with choosing the Alternative Consideration. The Board notes, however, that Bain Capital Europe Fund VI, Security Trading, Fennogens and Corbis (the “Investors”) have given equity commitments to the Offeror to enable also the payment of the aggregate Improved Cash Price as well as redemption of the Alternative Consideration Instruments and payment of the Deferred Payment Rights by the Offeror. Pursuant to the terms of the equity commitment letters, the Offeror has undertaken not to apply the funding drawn down under the equity commitment letters for other purposes, such as the repayment of the Offeror’s other financial indebtedness, and any bankruptcy or winding-up of the Offeror does not affect the Offeror’s ability to draw down such commitments under the terms of the equity commitment letters. The Board of Directors received an opinion, dated January 24, 2023, from Caverion’s exclusive financial adviser, Bank of America Europe DAC, Stockholm branch (“BofA Securities”), to the effect that, as of the date of such opinion, each of the alternatives, the Improved Cash Price and the Alternative Consideration, to be paid to holders of Shares (other than Security Trading, Fennogens and Corbis and their respective affiliates) pursuant to the Improved Tender Offer, was fair, from a financial point of view, to such holders, which opinion was based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described in such opinion (the “Opinion”). The Opinion was provided for the use and benefit of the Board of Directors and does not constitute a recommendation as to whether any holders of Shares should tender such Shares in connection with the Improved Tender Offer, how any holders of Shares should act in connection with the Improved Tender Offer or any related matter. The complete Opinion is attached as an appendix to this statement. The Board of Directors believes that the consideration offered by the Offeror to the shareholders is fair to the shareholders based on its assessment of the matters and factors, which the Board of Directors has concluded to be material in evaluating the Tender Offer. These matters and factors include, but are not limited to: • the information and assumptions on the business operations and financial condition of Caverion as at the date of this statement and their expected future development, including an assessment of expected risks and opportunities related to the implementation and execution of Caverion’s current strategy; • the Offer Price and the premium being offered for the Shares; • the historical trading price of Caverion’s share; • transaction certainty, and that the conditions of the Tender Offer are reasonable and customary; • valuation multiples of Caverion’s share compared to the industry multiples before the announcement of the Tender Offer; • valuations and analysis made and commissioned by the Board of Directors as well as discussions with an external financial adviser; • the ability to respond to possible third-party proposals if necessary to comply with the Board of Director’s fiduciary duties; • the Improved Tender Offer compared to the Competing Offer and the investigations, evaluations and negotiations conducted by the Company in relation to the Competing Offer; and • the Opinion issued by BofA Securities. In addition, the Board of Directors considers the Offer Price level, participation of Caverion’s long-term main shareholders in the Consortium and the shareholder support for the Tender Offer in the form of irrevocable undertakings to positively affect the ability of the Offeror to gain control of more than 66 2/3 percent of the Shares and, thereby, help successfully complete the Tender Offer. The Board of Directors has concluded that the relevant business prospects of Caverion would provide opportunities for Caverion to develop its business as an independent company for the benefit of Caverion and its shareholders. However, taking into consideration the risks and uncertainties associated with such standalone approach as well as the terms and conditions of the Tender Offer included in the Tender Offer Document and the Draft Supplement, the Board of Directors has concluded that the Tender

Offer is a favourable alternative for the shareholders, and with regard to the consideration offered and the likelihood of completion, better from a shareholder’s perspective when compared to the Competing Offer. Recommendation of the Board of Directors of Caverion The Board of Directors has carefully assessed the Tender Offer and its terms and conditions based on the Tender Offer Document, the Draft Supplement, the Opinion and other available information. Based on the foregoing, the Board of Directors considers that the Tender Offer and the amount of the Offer Price are, under the prevailing circumstances, fair to Caverion’s shareholders. Given the abovementioned viewpoints, the members of the Board of Directors that participated in the consideration and decision-making concerning the implications of the Tender Offer and this statement in Caverion unanimously recommend that the shareholders of Caverion accept the Tender Offer. Vice Chairman of the Board of Directors Markus Ehrnrooth, who is closely associated with two of the parties of the Consortium, Fennogens and Corbis, has not participated in any assessment or review of the implications of the Tender Offer by the Board of Directors or in any decision-making concerning the recommendation of the Board of Directors or the Combination Agreement or the Amendment Agreement. Markus Ehrnrooth has not participated in and has refrained from the work of the Board of Directors in Caverion during the pendency of the discussions between the Consortium and Caverion as well as Crayfish and Caverion concerning the tender offers due to his material connections to and interests in the Offeror. Certain Other Matters The Board of Directors notes that the Tender Offer may, as is common in such processes, involve unforeseeable risks. The Board of Directors notes that the shareholders of the Company should also take into account the lowered acceptance condition of above 66 2/3 percent as well as potential risks related to non-acceptance of the Tender Offer. Should the final result of the acceptance level of the Tender Offer be lower than 90 percent or if the acceptance condition of more than 66 2/3 percent of the Shares and votes is waived, there would be no redemption of the minority shareholders’ Shares in the Company and that the Company would likely remain listed on Nasdaq Helsinki, but the completion of the Tender Offer would reduce the number of the Company’s shareholders and the number of Shares, which would otherwise be traded on Nasdaq Helsinki. Depending on the number of Shares validly tendered in the Tender Offer, this could have an adverse effect on the liquidity and value of the Shares in the Company and make it more difficult to dispose of Shares in a timely manner or at a favorable price after the completion of the Tender Offer. The Offeror has not communicated any changes to its previously communicated plans with respect to the Company for the event the Tender Offer is completed with the acceptance level being above 66 2/3 percent but lower than 90 percent. If the Tender Offer is completed in accordance with its terms, without waiving the minimum acceptance condition of more than 66 2/3 percent of the Shares and votes, the Offeror will hold two-thirds or more of the Shares and exercise two-thirds or more of the voting rights represented in General Meetings and thereby become a controlling shareholder that is able to significantly influence the Company's course of business, including, but not limited to, strategy, business plan and future M&A opportunities. As a result, the Company's abilities to operate as a fully independent listed company will be limited. The Offeror would pursuant to the Finnish Companies Act be able to make major decisions concerning Caverion independently and without cooperation with other shareholders. Pursuant to the Finnish Companies Act, a shareholder that holds more than two-thirds of the shares and voting rights carried by the shares in a company has sufficient voting rights to decide upon certain corporate transactions, including, but not limited to, a merger of the Company into another company, an amendment of the articles of association of the Company, changing the domicile of the Company and an issue of shares in the Company in deviation from the shareholders’ pre-emptive subscription rights. The Offeror may in practice, depending on the number of Shares represented and votes cast at a General Meeting, have the same influence even if it would waive the 66 2/3 percent acceptance level condition and complete the Tender Offer at a lower acceptance level. Pursuant to Chapter 18 of the Finnish Companies Act, a shareholder that holds more than 90 percent of all shares and votes in a company shall have the right to acquire and, subject to a demand by other shareholders, also be obligated to redeem the shares owned by the other shareholders. In such case, the Shares held by the Company’s shareholders, who have not accepted the Tender Offer, may be redeemed through redemption proceedings under the Finnish Companies Act in accordance with the conditions set out therein.

Caverion has undertaken to comply with the Helsinki Takeover Code referred to in Chapter 11, Section 28 of the Finnish Securities Markets Act. This statement of the Board of Directors does not constitute and should not be considered to be investment or tax advice, and the Board of Directors does not specifically evaluate herein the general price development of the Shares or the risks relating to the Shares or the Alternative Consideration in general. Shareholders must independently decide whether to accept the Tender Offer and whether to choose the Improved Cash Price or the Alternative Consideration, and they should take into account all the relevant information available to them, including information presented in the Tender Offer Document and this statement as well as any other factors affecting the value of the Shares and the ability of the Offeror to meet its obligations under the Alternative Consideration. Caverion has appointed BofA Securities as its financial adviser and Castrén & Snellman Attorneys Ltd as its legal adviser in connection with the Tender Offer. The Board of Directors Appendix: Opinion Distribution: Nasdaq Helsinki, key media, www.caverion.com ABOUT CAVERION Caverion is a public limited liability company incorporated under the laws of Finland with its shares listed on the official list of Nasdaq Helsinki. Caverion is a Northern & Central European-based expert for smart and sustainable built environments, enabling performance and people’s well-being. Caverion offers expert guidance during the entire life cycle of buildings, infrastructure or industrial sites and processes: from design & build to projects, technical and industrial maintenance, facility management as well as advisory services. At the end of December 2022, there were almost 14,500 professionals serving customers at the service of Caverion Group in 10 countries. IMPORTANT INFORMATION THIS STOCK EXCHANGE RELEASE MAY NOT BE RELEASED OR OTHERWISE DISTRIBUTED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, IN OR INTO, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA OR IN ANY OTHER JURISDICTION IN WHICH THE TENDER OFFER WOULD BE PROHIBITED BY APPLICABLE LAW. THIS STOCK EXCHANGE RELEASE IS NOT A TENDER OFFER DOCUMENT OR A SUPPLEMENT DOCUMENT TO TENDER OFFER DOCUMENT AND AS SUCH DOES NOT CONSTITUTE AN OFFER OR INVITATION TO MAKE A SALES OFFER. IN PARTICULAR, THIS STOCK EXCHANGE RELEASE IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN, AND IS NOT AN EXTENSION OF THE TENDER OFFER, IN, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA. INVESTORS SHALL ACCEPT THE TENDER OFFER FOR THE SHARES ONLY ON THE BASIS OF THE INFORMATION PROVIDED IN THE TENDER OFFER DOCUMENT AND THE POSSIBLE SUPPLEMENT DOCUMENTS TO THE TENDER OFFER DOCUMENT. OFFERS WILL NOT BE MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE EITHER AN OFFER OR PARTICIPATION THEREIN IS PROHIBITED BY APPLICABLE LAW OR WHERE ANY TENDER OFFER DOCUMENT OR REGISTRATION OR OTHER REQUIREMENTS WOULD APPLY IN ADDITION TO THOSE UNDERTAKEN IN FINLAND. THE TENDER OFFER IS NOT BEING MADE DIRECTLY OR INDIRECTLY IN ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAW AND THE TENDER OFFER DOCUMENT,THE SUPPLEMENT DOCUMENT AND RELATED ACCEPTANCE FORMS WILL NOT AND MAY NOT BE DISTRIBUTED, FORWARDED OR TRANSMITTED INTO OR FROM ANY JURISDICTION WHERE PROHIBITED BY APPLICABLE LAWS OR REGULATIONS. IN PARTICULAR, THE TENDER OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO, OR BY USE OF THE POSTAL SERVICE OF, OR BY ANY MEANS OR INSTRUMENTALITY (INCLUDING, WITHOUT LIMITATION, FACSIMILE TRANSMISSION, TELEX, TELEPHONE OR THE INTERNET) OF INTERSTATE OR FOREIGN COMMERCE OF, OR ANY FACILITIES OF A NATIONAL SECURITIES EXCHANGE OF, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA. THE TENDER OFFER CANNOT BE ACCEPTED, DIRECTLY OR INDIRECTLY, BY ANY SUCH USE, MEANS OR INSTRUMENTALITY OR FROM WITHIN, AUSTRALIA, CANADA, HONG KONG, JAPAN, NEW ZEALAND OR SOUTH AFRICA AND ANY PURPORTED ACCEPTANCE OF THE TENDER OFFER RESULTING DIRECTLY OR INDIRECTLY FROM A VIOLATION OF THESE RESTRICTIONS WILL BE INVALID.

THIS STOCK EXCHANGE RELEASE HAS BEEN PREPARED IN COMPLIANCE WITH FINNISH LAW, THE RULES OF NASDAQ HELSINKI LTD AND THE HELSINKI TAKEOVER CODE AND THE INFORMATION DISCLOSED MAY NOT BE THE SAME AS THAT WHICH WOULD HAVE BEEN DISCLOSED IF THIS STOCK EXCHANGE RELEASE HAD BEEN PREPARED IN ACCORDANCE WITH THE LAWS OF JURISDICTIONS OUTSIDE OF FINLAND. Information for shareholders of Caverion in the United States Shareholders of Caverion in the United States are advised that the Shares are not listed on a U.S. securities exchange and that Caverion is not subject to the periodic reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not required to, and does not, file any reports with the U.S. Securities and Exchange Commission (the “SEC”) thereunder. The Tender Offer is made for the issued and outstanding shares of Caverion, which is domiciled in Finland, and is subject to Finnish disclosure and procedural requirements. The Tender Offer is made in the United States pursuant to Section 14(e) and Regulation 14E under the Exchange Act, subject to the exemption provided under Rule 14d-1(c) under the Exchange Act for a Tier I tender offer (the “Tier I Exemption”) and Rule 802 (the “802 Exemption”) under the U.S. Securities Act of 1933 (the “U.S. Securities Act”), and otherwise in accordance with the disclosure and procedural requirements of Finnish law, including with respect to the Tender Offer timetable, settlement procedures, withdrawal, waiver of conditions and timing of payments, which are different from those of the United States. In particular, the financial information included in this stock exchange release has been prepared in accordance with applicable accounting standards in Finland, which may not be comparable to the financial statements or financial information of U.S. companies. The Tender Offer is made to Caverion’s shareholders resident in the United States on the same terms and conditions as those made to all other shareholders of Caverion to whom an offer is made. Any informational documents, including this stock exchange release, are being disseminated to U.S. shareholders on a basis comparable to the method that such documents are provided to Caverion’s other shareholders. As permitted under the Tier I Exemption, the settlement of the Tender Offer is based on the applicable Finnish law provisions, which differ from the settlement procedures customary in the United States, particularly as regards to the time when payment of the consideration is rendered. The Tender Offer, which is subject to Finnish law, is being made to the U.S. shareholders in accordance with the applicable U.S. securities laws, and applicable exemptions thereunder, in particular the Tier I Exemption and the 802 Exemption. Tothe extent the Tender Offer is subject to U.S. securities laws, those laws only apply to U.S. shareholders and will not give rise to claims on the part of any other person. U.S. shareholders should consider that (whether paid initially in cash or upon redemption of any Alternative Consideration Instruments) the Offer Price for the Tender Offer is being paid in EUR and that no adjustment will be made based on any changes in the exchange rate. To the extent permissible under applicable law or regulations, the Offeror and its affiliates or its brokers and its brokers’ affiliates (acting as agents for the Offeror or its affiliates, as applicable) may from time to time after the date of this stock exchange release and during the pendency of the Tender Offer, and other than pursuant to the Tender Offer, directly or indirectly purchase or arrange to purchase Shares or any securities that are convertible into, exchangeable for or exercisable for Shares. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. To the extent information about such purchases or arrangements to purchase is made public in Finland, such information will be disclosed by means of a press release or other means reasonably calculated to inform U.S. shareholders of Caverion of such information. In addition, the financial advisers to the Offeror may also engage in ordinary course trading activities in securities of Caverion, which may include purchases or arrangements to purchase such securities. To the extent required in Finland, any information about such purchases will be made public in Finland in the manner required by Finnish law. Neither the SEC nor any U.S. state securities commission has approved or disapproved the Tender Offer (including the offer of the Alternative Consideration Instruments), passed upon the merits or fairness of the Tender Offer (including the offer of the Alternative Consideration Instruments), or passed any comment upon the adequacy, accuracy or completeness of the disclosure in relation to the Tender Offer (including in relation to the Alternative Consideration Instruments). Any representation to the contrary is a criminal offence in the United States. THE ALTERNATIVE CONSIDERATION INSTRUMENTS HAVE NOT BEEN, AND WILL NOT BE, REGISTERED UNDER THE SECURITIES ACT OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION, AND THE ALTERNATIVE CONSIDERATION INSTRUMENTS CONSTITUTE “RESTRICTED SECURITIES” PURSUANT TO THE SECURITIES ACT, AND MAY NOT BE OFFERED OR SOLD WITH UNITED STATES OR TO, OR FOR, THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT),

EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE OR LOCAL SECURITIES LAWS. The receipt of cash pursuant to the Tender Offer by a U.S. shareholder may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other, tax laws. Each holder of Shares is urged to consult its independent professional advisers immediately regarding the tax and other consequences of accepting the Tender Offer. It may be difficult for Caverion’s shareholders to enforce their rights and any claims they may have arising under the U.S. federal securities laws, since the Offeror and Caverion are located in a non-U.S. jurisdiction and some or all of their respective officers and directors may be residents of non-U.S. jurisdictions. Caverion shareholders may not be able to sue the Offeror or Caverion or their respective officers or directors in a non-U.S. court for violations of the U.S. federal securities laws. It may be difficult to compel the Offeror and Caverion and their respective affiliates to subject themselves to a U.S. court’s judgment. NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY U.S. STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TENDER OFFER, PASSED ANY COMMENTS UPON THE MERITS OR FAIRNESS OF THE TENDER OFFER, PASSED ANY COMMENT UPON THE ADEQUACY OR COMPLETENESS OF THE TENDER OFFER DOCUMENT OR THE SUPPLEMENT DOCUMENT OR PASSED ANY COMMENT ON WHETHER THE CONTENT IN THE TENDER OFFER DOCUMENT OR THE SUPPLEMENT DOCUMENT IS CORRECT OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE IN THE UNITED STATES. Disclaimer BofA Securities, a subsidiary of Bank of America Corporation, is acting exclusively for Caverion and no one else in connection with the Tender Offer and the matters set out in this stock exchange release, and will not be responsible to anyone other than Caverion for providing the protections afforded to its clients or for providing advice in relation to the Tender Offer or any matter or arrangement referred to in this stock exchange release. Investor and media enquiries: Milena Hæggström, Head of Investor Relations and External Communications, Caverion Corporation, tel. +358 40 5581 328, milena.haeggstrom@caverion.com Our life is shaped by the environments we build around us. By making built environments smart and sustainable, Caverion enables performance and people’s well-being. Customers can trust our expert guidance during the entire life cycle of their buildings, infrastructure or industrial sites and processes: from design & build to projects, technical and industrial maintenance, facility management as well as advisory services. Our customers are supported by over 15,000 professionals in 10 countries in Northern and Central Europe. Our revenue in 2021 was approximately EUR 2.1 billion. Caverion’s shares are listed on Nasdaq Helsinki. Caverion - Building Performance www.caverion.com @CaverionGroup